Exhibit 16.1

January 28, 2020

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01(a) of the Current Report on Form 8-K of PHMC, Inc.(the “Company”) to be filed with the Securities and Exchange Commission on or about Janaury 21, 2020. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas